EXHIBIT 21.1 Subsidiaries of the Company

Direct and Indirect Subsidiaries of CMG Holdings Group, Inc.

 Company Name

 State of Incorporation

 Creative Management Group:

 Delaware

 CMG Acquisitions, Inc.

 Delaware

 CMGO Capital, Inc.,

 Nevada

 CMGO Logistics, Inc.,

 Nevada

 Creative Management Group, Inc.

 Delaware

 XA, The Experiential Agency, Inc.

 Nevada

 AudioEye, Inc.

 Delaware

 UsaveCT, Inc.

 Connecticut

 UsaveNJ, Inc.

 New Jersey